Exhibit 10.7

LOAN AGREEMENT

This Loan Agreement is executed and delivered in connection with that certain loan in the principal amount not to exceed $45,200,000.00 (the “Loan”), from METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (the “Lender”), to WEST BEACH STREET WATSONVILLE, LLC, a California limited liability company (the “Borrower”), evidenced by a promissory note of even date herewith (the “Note”). The Loan and the Note are secured by a deed of trust (as amended or modified from time to time, the “Deed of Trust”) of even date herewith executed by Borrower for the benefit of Lender encumbering certain real and personal property situated in Santa Cruz County, California (the “Property”), commonly referred to as the “Trafton Ranch” as more particularly described in the Deed of Trust; and any additional documents required by Lender (the “Security Documents”).

The Loan is guaranteed under the Loan Guaranty Agreement dated as of even date herewith executed by Gladstone Land Corporation, a Delaware corporation (“Guarantor”). The purpose of this Loan Agreement is to set forth certain additional terms and conditions pursuant to which the Loan is granted.

1.	Continued Operations: Borrower shall continue, in substantially the same manner and degree as at present and as anticipated by and required under the Lease of the Property, the farming and agricultural operations on the Property. Borrower acknowledges that such continued operations constitute a significant inducement to Lender to make the Loan.

2.	Notice of Change of Status: Borrower agrees that it shall promptly notify Lender of the following:

a.	if any assets of Borrower are surrendered in satisfaction of a debt or obligation;

b.	if any existing farm operating entity or real estate ownership entity of Borrower or any Guarantor of the Loan, or any manager of Borrower is dissolved or amended;

c.	if the lease for any material portion of the Property expires or is terminated;

d.	if the irrigation water supply to the Property is materially interrupted, or subject to material interruption, for any reason; and

e.	upon the commencement of any litigation, including any arbitration or mediation, and of any proceedings before any governmental agency which could materially and adversely affect the Property, the Borrower, the Guarantor or Lender.

3.	Representations and Warranties of Borrower: Borrower hereby represents and warrants that, and agrees to furnish Lender on request with evidence confirming that:

a.	no members of Borrower’s immediate family, if Borrower is an individual; no member of Borrower, if Borrower is a limited liability company; no partner of Borrower, if Borrower is a partnership; no stockholder of Borrower, if Borrower is a corporation (other than a corporation listed on a recognized, national stock exchange); or no beneficiary of Borrower, if Borrower is a trust, is an officer or director of Lender or is a relative of an officer or director of Lender within the following categories: a son, daughter, or descendant of either; a stepson, stepdaughter, stepfather, stepmother; father, mother, or ancestor of either; or a spouse;

b.	neither Borrower, nor any partner of Borrower, nor any member of Borrower, nor any stockholder of Borrower is, and no legal nor beneficial interest in a partner, member, stockholder or beneficiary of Borrower is or will be held, directly or indirectly by, a “foreign person” under the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, the Foreign Investments in Real Property Tax Act of 1980, the amendments of such Acts or regulation promulgated pursuant to such Acts;

c.	to the best of Borrower’s knowledge following due inquiry, (i) neither the Property nor any portion thereof has been used for the production, storage, transportation, release or disposal of any substances defined as “hazardous” or “toxic” under any applicable laws or regulations (“Hazardous Materials”), excepting only the storage and use of those pesticides, herbicides and other agricultural chemicals reasonably and customarily used in connection with agricultural operations of the type from time to time conducted on the Property (“Agricultural Chemicals”), all of which Agricultural Chemicals have been used in strict compliance with applicable laws, regulations, and labeling requirements, (ii) there has not been any migration of Hazardous Materials onto or under the Property from any offsite sources, (iii) no Hazardous Materials have been disposed of, spilled or otherwise released on or under the Property and the Property is not contaminated by any Hazardous Materials, (iv) there are no underground storage tanks on or under the Property, whether such tanks are in use, out of service, or decommissioned, and (v) Borrower has not received any notice, and is not aware, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of federal, state or local environmental statutes, regulations or ordinances. Borrower represents and warrants that it and its agents, employees, or tenants (if any) will not generate, store, handle, dispose of or otherwise deal with any Hazardous Materials on the Property, excepting for Agricultural Chemicals, and that any such Agricultural Chemicals will be used in strict compliance with applicable laws, regulations, and labeling requirements;

d.	(i) As of the date hereof and throughout the term of the Loan, (A) Borrower will not be an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e) (1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as “Plan”), and (B) the assets of the Borrower will not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor (“DOL”) Regulation Section 2510.3-101;

(ii) As of the date hereof and throughout the term of the Loan, if Borrower is a “governmental plan” as defined in Section 3(32) of ERISA, the closing of the Loan will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans;

(iii) As of the date of the Loan, Borrower will be acting on its own behalf and not on account of or for the benefit of any Plan;

(iv) Borrower has no present intent to transfer the Loan to any entity, person, or Plan which will cause a violation of ERISA;

(v) Borrower shall not assign its interest under the Loan to any entity, person, or Plan which will cause a violation of ERISA; and

(vi) The closing of the Loan and any foreclosures on such Loan will not violate the provisions of ERISA.

e.	The membership interests evidenced by the Borrower’s organizational documents have been issued in accordance with all applicable federal and state securities laws, or authorized exemptions from such securities laws, including, but not limited to, the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, and the “Blue Sky” laws and regulations in effect in the state of Borrower’s formation and in the state where the Property is located. The membership interests of Borrower have not been issued in violation of any federal, state or local securities law, and to the extent that these securities have been issued in reliance on exemptions from such federal or state securities law, all necessary steps have been taken to qualify for such exemptions. The members of Borrower have been properly notified of all applicable securities laws and related restrictions on their ability to transfer, sell or otherwise dispose of their membership interests in Borrower. The name of Lender is not and will not be in any of the offering materials provided or to be provided to any person, including, but not limited to, any of the members of Borrower or any shareholders of Guarantor, nor has there been any representation, whether written, oral or otherwise, that Lender in any way has participated or endorsed the offering of the membership interests in Borrower.

4.	Default: A default under this Loan Agreement shall constitute a default and an Event of Default under the Note, Deeds of Trust and Security Documents.

5.	Miscellaneous: In addition to any other responsibilities of Borrower, Borrower and/or its subsidiaries or affiliates (where applicable) shall:

a.	allow representatives of Lender to visit and inspect the Property, to examine the books of account and other records and files of Borrower, to make copies thereof and to discuss the affairs, business, finances and accounts of Borrower with Borrower and/or its affiliates or subsidiaries, their respective officers and employees, all at such reasonable times and as often as Lender may reasonably request; and

b.	see Exhibit A attached hereto for additional terms and conditions.

6.	Conflict. In the event of a conflict between the terms of this Note, Deed of Trust and this Loan Agreement, on one hand, and the Agricultural Investments Loan Application and Summary Outline of Major Business Terms executed by Borrower, as amended, the terms of the Note, Deed of Trust and this Loan Agreement shall prevail.

7.	Affiliates. Transactions between Borrower on the one hand, and with Affiliates of Borrower on the other hand, shall not be consummated by Borrower on terms materially more favorable to the Affiliate than would have been obtained in an arm’s length transaction in the ordinary course of business with any Person that is not an Affiliate. For purposes of the foregoing, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with Borrower or which beneficially owns or holds or has the power to direct the voting power of five percent (5%) or more of any class of voting stock or equity interest of Borrower or which has five percent (5%) or more of its voting stock (or in the case of a person which is not a corporation, five percent (5%) or more of its equity interest) beneficially owned or held, directly or indirectly, by Borrower. For purposes of this definition, “control” means the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

8.	Additional Indebtedness. Borrower, as determined on a consolidated basis with its parent company, Gladstone Land Corporation and any other of its wholly-owned subsidiaries, shall not incur any indebtedness following the date hereof, other than the Loan, and existing indebtedness reflected on Borrower’s consolidated financial statements submitted in support of the Loan. Notwithstanding the foregoing, Borrower (or Gladstone Land Corporation, as the case may be) shall be entitled to draw the remaining amount available under its existing line of credit with Rabobank, N.A., not to exceed a total disbursed principal amount of $3,250,000.

Dated this 30th day of December, 2010.

“BORROWER”

WEST BEACH STREET WATSONVILLE, LLC, a California limited liability company

By:	Gladstone Land Limited Partnership, a
Delaware limited partnership, its Manager

	By:	Gladstone Land Corporation,
a Delaware corporation, its General Partner

		By:	/s/ David Gladstone
Name: David Gladstone
Its: CEO

(signatures continue on next page)

Guarantor executes this Loan Agreement to signify its consent to the terms hereof and its agreement with the terms, conditions and obligations applicable to Guarantor as set forth herein or related to the subsequent disbursement of the Loan.

“GUARANTOR”

GLADSTONE LAND CORPORATION, a Delaware corporation

By:	/s/ David Gladstone
Name: David Gladstone
Title: CEO

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EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS TO LOAN AGREEMENT

(1)	FINANCIAL INFORMATION: Borrower shall furnish Lender, annually within one hundred twenty (120) days after the end of each fiscal year of Borrower and Guarantor, the following financial information, certified to be true and correct:

a.	Income Statement of Borrower;

b.	Consolidated financial statements and related reports of Borrower and of Guarantor; and

c.	Tax Returns of Borrower and Guarantor, provided, however, that Borrower and Guarantor shall have the later of (i) September 15th of each year during the term of the Loan and (ii) two hundred fifty five (255) days after its fiscal year end to provide said tax returns.

Said financial statements, including the related schedules and notes, shall be complete and correct and fairly present (i) the financial condition of Borrower and Guarantor as at the respective dates of said balance sheets and (ii) the results of the operations and changes in financial position of Borrower and Guarantor for the fiscal years ended on said dates, all in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated therein or in the notes thereto) throughout the periods involved.

(2)	FINANCING STATEMENTS: Borrower hereby authorizes Lender to prepare and file Uniform Commercial Code financing statements, and Borrower shall execute security agreements naming Lender as secured party on all of the following, now or hereafter acquired and which are owned by Borrower:

a.	frost protection equipment, irrigation equipment and drip system, including pumps, motors, pipes, pivots, and related assets;

b.	crops grown on the Property and all governmental payments or entitlements relating to the property;

c.	all water agreements and related water delivery contracts, easements, permits and licenses; and

d.	Borrower’s interest as lessor in any leases of the Property.

(3)	OBLIGATIONS OF BORROWER: Borrower acknowledges that Borrower’s and Guarantor’s present financial condition, as represented by Borrower and Guarantor, constitutes a significant inducement to Lender to make the Loan and Borrower further agrees that it shall not, without the prior written consent of Lender, do any of the following:

a.	cause or suffer to be placed, any liens (other than for real estate taxes not yet due and payable) or other encumbrances upon the Property or any portion thereof without obtaining the prior written consent of Lender, which may be withheld in Lender’s sole discretion; or

b.	become a guarantor or endorser for the indebtedness of another party other than the Loan.

(4)	NO SECONDARY FINANCING. Borrower shall not encumber, or allow the encumbrance of, any of the Property or other security for the Loan without obtaining the prior written consent of Lender, which may be withheld in Lender’s sole discretion.

(5)	PRINCIPAL DISBURSEMENT. The Loan will be disbursed in up to four (4) disbursements (each, a “Disbursement”), as follows:

a.	First Disbursement. Lender shall disburse the initial Disbursement in the amount of Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00) at the time the Note is delivered and the Deed of Trust is recorded (the “Closing”), in connection with and subject to the closing of the acquisition by West Beach Street Watsonville, LLC of title to the Santa Cruz Property described in the Deed of Trust.

b.	Second Disbursement. Lender shall make the second Disbursement (the “Second Disbursement”) in the estimated amount not to exceed Fourteen Million Six Hundred Twenty Thousand and No/100 Dollars ($14,620,000.00) on or before February 28, 2011, provided that each of the following conditions has been satisfied on or before said date:

(i)	The Second Disbursement shall be made concurrently with the refinance of certain real property situated in Ventura County, California (the “Ventura Property”), described on Schedule I hereto, and commonly referred to as the “McGrath Ranch.”

(ii)	The Ventura Property is and shall continue to be vested in West Gonzales Road Oxnard, LLC, a California limited liability company (“WGRO”) an affiliate of Borrower, owned and managed under the same structure and by the same owners as Borrower.

(iii)	The amount of the actual Second Disbursement will be based on and limited to thirty-eight and 04/100 percent (38.04%) of the aggregate appraised value of the Santa Cruz Property and the Ventura Property as set forth in appraisals in form and substance satisfactory in all respects to Lender.

(iv)	Title to the Property shall not be encumbered by any additional matters since the closing of the first Disbursement, and Lender shall be provided with endorsements to its policies of title insurance confirming the first priority of the Deed of Trust in the aggregate amount of the first and Second Disbursements of the Loan proceeds, subject to no additional exceptions other than those accepted at the time of the initial Disbursement.

(v)	Lender shall be provided with a mortgagee’s title insurance policy insuring the Lender’s first priority lien in the Ventura Property subject only to such encumbrances as Lender may approve in its sole and absolute discretion. The amount of the title insurance insuring the existing Deed of Trust and the new liens to be established in connection with the Second Disbursement shall be increased to equal to the amount of the Loan advanced.

(vi)	The condition and leasing status of the Ventura Property shall be subject to Lender’s approval in its sole and absolute discretion. All tenants of the Ventura Property shall have provided Lender with tenant estoppel certificates and subordination, nondisturbance and attornment agreements in Lender’s customary form without material deviation. In addition, Lender shall have been provided with certificates of insurance evidencing liability and casualty insurance acceptable to Lender.

(vii)	The proceeds of the Second Disbursement shall be used (a) to pay in full all obligations, including without limitation any prepayment or reinvestment charge, secured by the deed of trust encumbering the Ventura Property for the benefit of AXA Equitable Life Insurance Company, a New York corporation and such deed of trust and any related UCC1 Financing Statements shall be reconveyed and terminated in their entirety; (b) to reimburse the down payment made in connection with the acquisition of the Santa Cruz Property; and (c) to pay or reimburse property closing and contingency costs.

(viii)

WGRO shall assume the Loan, jointly and severally with Borrower, shall grant to lender a first priority lien and security interest in the Ventura Property and related fixtures and equipment. WRGO, Borrower and

Guarantor shall each execute and deliver to Lender such deeds of trust, security agreements, reaffirmations, restated notes or amendments and such other documents as Lender may deem necessary to document the Second Disbursement and to confirm the encumbrance of the Property and the Ventura Property with first liens and security interests for the benefit of Lender.

(ix)	In the event that the conditions to the Second Disbursement set forth in this Section (5) are not satisfied, or the Second Disbursement is not otherwise made, by April 29, 2011, Lender shall at its option, be relieved of any obligation to make the Second Disbursement. If the Second Disbursement is not made or accepted, Lender shall, at its option be relieved of any obligation to make any subsequent Disbursements.

c.	Third and Final Disbursements. Following the Second Disbursement, Borrower may request up to two (2) additional disbursements in connection with the acquisition of additional agricultural properties. Lender shall make the third and final Disbursements (herein, the “Subsequent Disbursements”) in an aggregate amount not to exceed Twenty Five Million Eighty Thousand and No/100 Dollars ($25,080,000.00) at any time after the Second Disbursement but no later than October 15, 2011, provided that each of the following conditions has been satisfied on or before the date of disbursement:

(i)	The amount of each subsequent Disbursement will be based on and limited such that the aggregate appraised value of the Santa Cruz Property, the Ventura Property and any new agricultural property accepted by Lender as collateral for additional Disbursements (the “Future Property”), as established by appraisals in form and substance acceptable to Lender in all respects, shall not exceed 65% of the amount disbursed under the Loan, and otherwise limited as provided in paragraph 5.d(i) below.

(ii)	The Subsequent Disbursements shall be used solely to fund acquisitions of Future Property and may not be used for any other purpose. The Future Property shall be acquired by Borrower, WGRO or a separate affiliate entity established by Guarantor for such purpose (the “Future Property Owner”), and shall be subject to Lender’s review as to condition, quality, location, entitlement, improvement, water supplies and other characteristics in Lender’s sole and absolute discretion as Lender may apply in its customary underwriting and due diligence analysis.

(iii)

All of the Property, the Ventura Property and the Future Property shall be free of mechanics’ liens, judgments, and all other encumbrances, with the exception of the Deed of Trust and any Permitted Encumbrances defined therein, and any leases of the Future Property shall be subject to Lender’s review and approval, which approval shall require, at a minimum, that such leases shall be subordinate to the liens in favor of Lender. Lender shall be granted a first priority lien on the Future Property.

(iv)	Borrower, WGRO and Guarantor shall execute and deliver to Lender, and shall cause the Future Property Owner to execute and deliver to Lender, such deeds of trust, security agreements, reaffirmations, restated notes or amendments and such other documents as Lender may deem necessary to document the additional disbursement and to encumber the Future Property with first liens and security interests for the benefit of Lender. The Future Property Owner shall assume the Loan, jointly and severally with Borrower and WGRO, with regard to all of the obligations arising under the Loan, and the Guarantor shall confirm that its guaranty shall continue to apply to the Loan as so disbursed and secured.

(v)	Lender shall be provided with a mortgagee’s title insurance policy insuring the Lender’s first priority lien in the Future Property subject only to such encumbrances as Lender may approve in its sole and absolute discretion. The amount of the title insurance insuring the existing Deed(s) of Trust and the new liens to be established in connection with the Subsequent Disbursement shall be increased to equal to the amount of the Loan advanced.

(vi)	In the event that the acquisition of Future Property scheduled under either of the Subsequent Disbursements is not completed by December 14, 2011, or any of the other foregoing conditions not satisfied by such date, Lender shall at its option, be relieved of any obligation to make any Subsequent Disbursement or any other disbursements under the Loan.

d.	Conditions to all Disbursements: No Disbursements after the Closing will be made unless, in addition to the applicable conditions in paragraphs 5(a) through (c) above, the following conditions are satisfied:

(i)	Borrower understands that each Disbursement amount is an estimate based on the aggregate appraised value of the Santa Cruz Property, Ventura Property and Future Property (collectively, the “Property”) multiplied by a factor of .65 (65%). Actual disbursements shall be the lesser of: (i) the scheduled amount shown, or (ii) the aggregate appraised value of the Property multiplied by ..65 (65%). In no event shall the total aggregate Disbursements under the Note exceed the lesser of: (i) Forty-five Million Two Hundred Thousand and No/100 Dollars ($45,200,000.00), or (ii) sixty-five percent (65%) of actual appraised value of the Property. The appraised value of the Property shall be determined by Lender in its sole and absolute discretion.

(ii)	No Disbursement shall be made after December 14, 2011. All Disbursements shall be subject to the adjustment of the interest rate payable under the terms of the Note as more particularly set forth therein.

(iii)	No Event of Default under the Loan Agreement, the Note, the Deed of Trust or any of the Loan Documents shall have occurred prior to or at the time such Disbursement is to be made, nor shall any event exist which with the giving of notice or the passage of time or both would constitute an Event of Default.

(iv)	Borrower is at the time of the Disbursement still the owner of the Property, and WGRO is still the owner of the Ventura Property, in the form existing as of the date the initial Disbursement is made, and the Property shall remain subject to the Leases approved at the time of the prior Disbursements or subsequently approved by Lender.

(v)	Lender shall have received such additional information and documentation, in a form and substance satisfactory to Lender, as Lender may reasonably request, confirming compliance with any and all of the covenants, representations and warranties contained in the Note, Deed of Trust and the other Loan Documents.

(vi)	At the time of each Disbursement, Borrower shall obtain and deliver to Lender, at Borrower’s cost, an endorsement to the mortgagee’s title policy originally issued at the closing insuring Lender that the Deed(s) of Trust remains a valid first lien on the real property described therein, subject only to the Permitted Encumbrances as defined therein.

(vii)	Written request for a Disbursement is received by Lender at least thirty (30) days prior to the Business Day on which funds are desired, accompanied by all supporting data, including current title reports and copies of all relevant purchase documents and diligence materials, as may be necessary to confirm the satisfaction of all conditions to Disbursement.

(viii)	At Lender’s request, Borrower shall provide to Lender an updated estoppel certificate executed by any lessees of the Property, and estoppel certificates for any new leases, confirming the continued existence of the related lease(s) and the absence of any default thereunder.

(ix)	Borrower shall pay all costs incurred by Lender, including title insurance premiums and endorsement costs, legal fees of outside counsel, escrow fees, environmental audits, appraisal costs, recording fees and any other third party costs relating to the review of the Ventura Property, the proposed Future Property or the confirmation of the status of the existing Property, the Disbursements and the satisfaction of the foregoing conditions.

SCHEDULE I

Description of Ventura Property

The following real property situated in the State of California, County of Ventura:

PARCELS H, J, K, L AND M, IN THE COUNTY OF VENTURA, STATE OF CALIFORNIA AS PER MAP FILED IN BOOK 22 PAGES 3 TO 7 INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM; ALL OIL, OIL RIGHTS, NATURAL GAS RIGHTS, MINERAL RIGHTS, AND OTHER HYDROCARBON SUBSTANCES BY WHATEVER NAME KNOWN, TOGETHER WITH APPURTENANT RIGHTS THERETO, WITHOUT, HOWEVER, ANY RIGHT TO ENTER UPON THE SURFACE OF SAID LAND NOR ANY PORTION OF THE SUBSURFACE LYING ABOVE A DEPTH OF 500 FEET, AS RESERVED AND SET FORTH IN THAT CERTAIN DOCUMENT, ENTITLED “AGREEMENT REGARDING RELINQUISHMENT OF RIGHT OF SURFACE ENTRY AND NOTICE OF INTENT TO PRESERVE MINERAL RIGHTS”, RECORDED OCTOBER 20, 1994 AS INSTRUMENT NO. 94-171421, OFFICIAL RECORDS.

APN: 138-0-090-185, 138-090-195,138-0-090-205, 215 & 225